Exhibit 99.1

LRI Holdings, Inc., the Parent Company of Logan’s Roadhouse, Inc., Announces Financial Results for the Third Quarter and Year-to-Date Periods of Fiscal Year 2013

Nashville, Tenn. – June 11, 2013 – LRI Holdings, Inc., the parent company of Logan’s Roadhouse, Inc., today announced financial results for the third quarter and year-to-date periods of fiscal year 2013 ended April 28, 2013.

	Thirteen weeks ended		Thirty-nine weeks ended
(In thousands)	April 28, 2013	April 29, 2012	April 28, 2013	April 29, 2012

Net sales	$174,924	$169,585	$485,749	$470,234
Net income (loss)	515	8,297	(4,031)	5,568
Adjusted EBITDA	21,381	26,255	48,105	58,882

Selected Highlights for the Third Quarter 2013 Compared to the Third Quarter 2012:
▪	Opened four new company-owned Logan’s Roadhouse® restaurants during the third quarter 2013.
▪	Net sales increased 3.1% to $174.9 million from $169.6 million.
▪	Comparable restaurant sales declined 1.4%, which consisted of an average check increase of 0.1% and a traffic decrease of 1.5%.
▪	Net income of $0.5 million compared to $8.3 million.
▪	Adjusted EBITDA decreased 18.6% to $21.4 million from $26.3 million. (*)

Selected Highlights for Year-to-Date 2013 Compared to Year-to-Date 2012:
▪	Opened 12 new company-owned Logan’s Roadhouse® restaurants during fiscal year 2013.
▪	Net sales increased 3.3% to $485.7 million from $470.2 million.
▪	Comparable restaurant sales declined 2.1%, which consisted of an average check increase of 0.7% and a traffic decrease of 2.8%.
▪	Net loss of $4.0 million compared to net income of $5.6 million.
▪	Adjusted EBITDA decreased 18.3% to $48.1 million from $58.9 million. (*)

(*) Please see reconciliation table at the end of this release.

Mike Andres, President and Chief Executive Officer, stated, “During the third quarter, comparable restaurant sales and guest counts both improved on a sequential basis and we extended our track record of growing liquor, beer and wine sales to eight consecutive quarters.  While these trends are encouraging, we remain cautious as a result of sales volatility within the quarter given the continued economic headwinds facing our core customer base and continued competitive activity.  From a profitability standpoint, the decrease in comparable restaurant sales along with higher commodity inflation yielded year-over-year declines in restaurant operating margins and adjusted EBITDA.”

Andres continued, “We are in the process of developing a comprehensive framework that addresses how we will improve our brand marketing, menu offering, and restaurant-level execution to better meet and exceed the needs of our guests.  We look forward to providing more texture on these topics during this week’s conference call.  With respect to new restaurant growth, we remain confident in Logan’s Roadhouse as a viable growth-oriented concept, however we intend to limit expansion in fiscal 2014 so that we can devote more resources to rebuilding traffic and driving higher profitability within our existing portfolio.”

Additional discussion and analysis of the Company’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the fiscal period ended April 28, 2013.  It is available at www.logansroadhouse.com under the investor relations section.

Conference Call

The Company will host a conference call on Thursday, June 13, 2013 at 10:30 a.m. ET to discuss its financial results for the third quarter and year-to-date periods of fiscal year 2013.  The conference call will be hosted by Mike Andres, President and Chief Executive Officer, and Amy Bertauski, Chief Financial Officer.

The domestic dial-in number for the call is 888-240-9314, and the international dial-in number is 913-312-1466.  Please call approximately 10 minutes in advance to ensure that you are connected prior to the presentation.  A telephone replay will be available beginning at 1:30 p.m. ET on Thursday, June 13, 2013 through 11:59 p.m. ET on Friday, June 13, 2014, and may be accessed by using the domestic replay number 877-870-5176 or the international replay number 858-384-5517; the passcode is 9510265.

About Logan’s Roadhouse

Logan’s opened its first restaurant in 1991 in Lexington, KY, and has grown as an affordable, full-service restaurant chain to 233 company-owned and 26 franchised Logan's Roadhouse restaurants in 23 states with approximately 15,000 employees.  The Company’s mission is to recreate the traditional American roadhouse by offering consumers value-oriented, high quality, “craveable” meals for lunch and dinner served in the hospitable tradition and distinctive atmosphere reminiscent of an American roadhouse of the 1930’s and 1940’s.  Logan’s menu features specially seasoned aged steaks, fresh ground steak burgers, fresh chicken dishes and salads, fall-off-the-bone ribs, distinctive fresh-baked yeast rolls and bottomless buckets of peanuts.  LRI Holdings, Inc. is the holding company of Logan’s Roadhouse.

Contact
Investor Relations
InvestorRelations@logansroadhouse.com
(855) 255-2789

LRI HOLDINGS, INC CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	Thirteen weeks ended		Thirty-nine weeks ended
(In thousands)	April 28, 2013	April 29, 2012	April 28, 2013	April 29, 2012
Revenues:
Net sales	$174,924	$169,585	$485,749	$470,234
Franchise fees and royalties	577	584	1,615	1,621
Total revenues	175,501	170,169	487,364	471,855
Costs and expenses:
Restaurant operating costs:
Cost of goods sold	59,656	54,792	163,538	154,127
Labor and other related expenses	50,246	48,187	143,497	137,777
Occupancy costs	13,095	12,281	39,459	36,210
Other restaurant operating expenses	26,388	25,473	77,880	72,748
Depreciation and amortization	5,265	5,165	15,679	14,954
Pre-opening expenses	849	1,020	2,523	4,088
General and administrative	9,053	6,193	23,096	18,584
Restaurant impairment and closing charges	2,442	-	3,143	108
Total costs and expenses	166,994	153,111	468,815	438,596
Operating income	8,507	17,058	18,549	33,259
Interest expense, net	10,371	10,124	30,632	29,614
(Loss) income before income taxes	(1,864)	6,934	(12,083)	3,645
Income tax benefit	(2,379)	(1,363)	(8,052)	(1,923)
Net income (loss)	$515	$8,297	$(4,031)	$5,568

LRI HOLDINGS, INC. CONDENSDED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	April 28, 2013	July 29, 2012
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$6,153	$21,732
Receivables	9,808	8,288
Inventories	12,902	12,349
Prepaid expenses and other current assets	4,955	4,294
Income taxes receivable	8,212	3,911
Deferred income taxes	2,112	2,046
Total current assets	44,142	52,620
Property and equipment, net	233,388	239,553
Other assets	16,625	18,527
Goodwill	284,078	284,078
Tradename	71,694	71,694
Other intangible assets, net	19,793	21,354
Total assets	$669,720	$687,826
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$18,975	$21,193
Payable to RHI	741	50
Other current liabilities and accrued expenses	40,032	55,268
Total current liabilities	59,748	76,511
Long-term debt	355,000	355,000
Deferred income taxes	32,361	32,561
Other long-term obligations	42,590	39,702
Total liabilities	489,699	503,774
Commitments and contingencies	-	-
Stockholder’s equity:
Common stock ($0.01 par value; 100 shares authorized; 1 share issued and outstanding)	-	-
Additional paid-in capital	230,000	230,000
Retained deficit	(49,979)	(45,948)
Total stockholder’s equity	180,021	184,052
Total liabilities and stockholder’s equity	$669,720	$687,826

LRI HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
	Thirty-nine weeks ended
(In thousands)	April 28, 2013	April 29, 2012
Cash flows from operating activities:
Net (loss) income	$(4,031)	$5,568
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	15,679	14,954
Other amortization	1,375	764
Loss on sale/disposal of property and equipment	1,410	2,093
Amortization of deferred gain on sale and leaseback transactions	(30)	(16)
Impairment charges for long-lived assets	3,143	108
Share-based compensation expense	714	530
Deferred income taxes	(266)	(182)
Changes in operating assets and liabilities:
Receivables	(1,520)	1,150
Inventories	(553)	(742)
Prepaid expenses and other current assets	(661)	(1,048)
Other non-current assets and intangibles	41	(1,774)
Accounts payable	(2,357)	1,208
Payable to RHI	(23)	(33)
Income taxes payable/receivable	(4,301)	(1,864)
Other current liabilities and accrued expenses	(15,236)	(12,840)
Other long-term obligations	3,514	4,224
Net cash (used in) provided by operating activities	(3,102)	12,100
Cash flows from investing activities:
Purchase of property and equipment	(22,574)	(35,736)
Proceeds from sale and leaseback transactions, net of expenses	10,097	11,290
Net cash used in investing activities	(12,477)	(24,446)
Cash flows from financing activities:
Payments on revolving credit facility	(12,600)	(18,400)
Borrowings on revolving credit facility	12,600	18,400
Repurchase of shares	-	(1,450)
Net cash used in financing activities	-	(1,450)
Decrease in cash and cash equivalents	(15,579)	(13,796)
Cash and cash equivalents, beginning of period	21,732	19,103
Cash and cash equivalents, end of period	$6,153	$5,307

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements.  These forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or the negative thereof or similar terminology.  These statements are based on management’s beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available.  These statements are not statements of historical fact.  Forward-looking statements involve risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements.  Please refer to our Annual Report on Form 10-K for the fiscal year ended July 29, 2012, and subsequent periodic reports that we have filed with the Securities and Exchange Commission, for a discussion of risk factors that may contribute to these differences.  Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events or otherwise.

Non-GAAP Financial Measures

This press release also contains non-GAAP financial measures such as EBITDA, Adjusted EBITDA, and Adjusted EBITDAR.  The Company believes that these measures, together with reconciliations to the most comparable GAAP measure, are helpful to both management and investors in understanding and analyzing financial performance.  However, the Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies.  These non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures.

To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure is available in this press release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDAR.

	Thirteen weeks ended		Thirty-nine weeks ended
(In thousands)	April 28, 2013	April 29, 2012	April 28, 2013	April 29, 2012
Net income (loss)	$515	$8,297	$(4,031)	$5,568
Interest expense, net	10,371	10,124	30,632	29,614
Income tax (benefit) expense	(2,379)	(1,363)	(8,052)	(1,923)
Depreciation and amortization	5,265	5,165	15,679	14,954
EBITDA	13,772	22,223	34,228	48,213
Adjustments
Sponsor management fees(a)	250	250	750	750
Non-cash asset write-offs:
Restaurant impairment(b)	2,442	-	3,143	108
Loss on disposal of property and equipment(c)	1,235	1,616	1,766	2,085
Restructuring costs(d)	1,659	430	1,826	430
Pre-opening expenses (excluding rent)(e)	797	773	2,189	3,337
Losses on sales of property(f)	67	-	80	8
Non-cash rent adjustment(g)	834	918	3,215	3,353
Costs related to the Transactions(h)	-	-	20	43
Non-cash stock-based compensation(i)	241	40	714	530
Other adjustments(j)	84	5	174	25
Adjusted EBITDA	21,381	26,255	48,105	58,882
Cash rent expense(k)	10,073	9,448	29,694	27,388
Adjusted EBITDAR	$31,454	$35,703	$77,799	$86,270

(a)	Sponsor management fees consist of fees paid to certain affiliates of Kelso & Company, L.P. (the “Kelso Affiliates”) under an advisory agreement.
(b)	Restaurant impairment charges were recorded in connection with the determination that the carrying value of certain of our restaurants exceeded their estimated fair value.
(c)	Loss on disposal of property and equipment consists of the loss on disposal or retirement of assets that are not fully depreciated.
(d)	Restructuring costs include severance, hiring replacement costs and other related charges.
(e)	Pre-opening expenses (excluding rent) include expenses directly associated with the opening of a new restaurant.
(f)	We recognize losses in connection with the sale and leaseback of restaurants when the fair value of the property being sold is less than the undepreciated cost of the property.
(g)
Non-cash rent adjustments represent the non-cash rent expense calculated as the difference between GAAP rent expense and amounts payable in cash under the leases during such time period. In measuring our operational performance, we focus on our cash rent payments.

(h)	Costs related to the Transactions include legal, professional, and other fees incurred in connection with our acquisition by the Kelso Affiliates and Management Investors (the “Transactions”).
(i)	Non-cash stock-based compensation represents compensation expense recognized for time-based stock options issued by Roadhouse Holding Inc.
(j)
Other adjustments include non-recurring professional fees, ongoing expenses of closed restaurants, inventory write-offs, employee termination buyouts and incidental charges related to restaurant closings.

(k)	Cash rent expense represents actual cash payments required under our leases.